Exhibit 99.1

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is qualified in its entirety by reference to our Certificate of Incorporation filed with the Delaware Secretary of State on February 14, 1985, as amended (our “Certificate of Incorporation”) and our Bylaws dated August 16, 2000, as amended (our “Bylaws”).

Common Stock

This authorized capital stock of Aleris consists of 80,000,000 shares of common stock, $0.10 par value and 8,000,000 shares of preferred stock, $0.10 par value (“Preferred Stock”).

Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. The holders of common stock do not have cumulative voting rights. Dividends may be paid to holders of common stock when, as and if declared by the board of directors, out of funds legally available therefor. Holders of common stock have no conversion, redemption or preemptive rights. All shares of common stock, when validly issued and fully paid, will be non-assessable. In the event of any liquidation, dissolution or winding-up of Aleris, holders of Aleris common stock are entitled to share ratably in the assets of Aleris remaining after provision for payment of creditors and after the liquidation preference, if any, of any preferred stock outstanding at the time.

Aleris’ common stock is traded on the New York Stock Exchange.

Preferred Stock

Aleris is authorized to issue preferred stock from time to time, in one or more series with such rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences as may be fixed or designated by the board of directors without any further vote or action by the stockholders. Under certain circumstances, the issuance of such preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Aleris’ securities or the removal of incumbent management. The board of directors of Aleris, without stockholder approval, may issue preferred stock with voting and conversion rights and dividend and liquidation preferences that could adversely affect the holders of common stock. No shares of preferred stock are outstanding, and Aleris currently has no plans to issue any preferred stock.

Officer and Director Indemnification

Aleris’ Certificate of Incorporation and Bylaws contain provisions (1) limiting the personal liability of its directors for monetary damages resulting from breaches of their duty of care to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), and (2) making indemnification of Aleris’ directors and officers mandatory to the fullest extent permitted by the DGCL, including circumstances in which indemnification is otherwise discretionary.

Board of Directors

The board of directors of Aleris is divided into three classes that are elected for staggered three-year terms. The holders of a majority of the outstanding voting stock may remove a director with or without cause. The number of directors to constitute the entire board of directors may be determined only by the board of directors by resolution. Any new director elected or chosen to fill a vacancy will serve for the remainder of the full term of the class in which such vacancy occurred, rather than until the next election of directors. These provisions of Aleris’ certificate of incorporation also provide that the affirmative vote of holders of 60% of Aleris’ outstanding voting stock is required to amend these provisions, as well as related provisions of its bylaws.

Certain of the provisions of the Certificate of Incorporation and Bylaws summarized herein may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

In addition, effective December 9, 2004, the Bylaws were amended to provide that until December 9, 2006:

•	the board of directors of Aleris will be comprised of the chairman of the board and chief executive officer, and an equal number of former directors of Commonwealth Industries, Inc., and directors who were directors of Aleris prior to the completion of the merger involving Aleris and Commonwealth; and

•	any action of the board of directors of Aleris to nominate for election any person or persons as a director of Aleris at any annual or special meeting, or by written consent, of the stockholders of Aleris who is not either a continuing Aleris director or such a former Commonwealth director will require the affirmative vote of at least 66 2/3% of the directors then in office.

This amendment to the Bylaws may only be modified, amended or repealed by an affirmative vote of at least 66 2/3% of the directors then in office or by the affirmative vote of holders of at least 60% of the voting power of all of the then-outstanding shares of Aleris voting stock, voting together as a single class.

Transfer Agent

The Transfer Agent and Registrar for Aleris’ common stock is Mellon Investor Services LLC.

Delaware Anti-Takeover Law

Aleris is a Delaware corporation subject to Section 203 of the DGCL. Under Section 203, certain “business combinations” between a Delaware corporation and an “interested stockholder” are prohibited for a three- year period following the date that the stockholder became an interested stockholder, unless:

•	the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before the stockholder became an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned:

•	by directors who are also officers, and

•	by employee stock plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•	the business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors.

Under the DGCL, the term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions that increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.